EXHIBIT (A12)

                          JULIUS BAER INVESTMENT FUNDS

                 AMENDMENT NO. 12 TO THE MASTER TRUST AGREEMENT
         (Change of Name of the Julius Baer Global High Yield Bond Fund)

      Amendment No. 12 to the Master Trust Agreement dated April 30, 1992, as amended, made at Boston, Massachusetts, this 25th day of September, 2006.

                                   WITNESSETH:

      WHEREAS, Article VII, Section 7.3 of the Master Trust Agreement dated April 30, 1992, as amended (the "Agreement"), of Julius Baer Investment Funds (the "Trust") provides that the Agreement may be amended at any time, as long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

      WHEREAS, at a meeting of the Board of Trustees of the Trust held on June 28, 2006 a majority of the Trustees voted to change the name of the Julius Baer Global High Yield Bond Fund (the "Fund") contingent upon shareholder approval of the proposal contained in the Definitive Proxy Statement of the Trust on behalf of the Fund (the "Proxy"); and

      WHEREAS, at a meeting of the Board of Trustees of the Trust held on June 28, 2006 a majority of the Trustees voted that the appropriate officers of the Trust be authorized and directed to take all such other and further actions as they in their sole discretion deem appropriate to effectuate the purposes of the foregoing; and

      WHEREAS, pursuant to Article III, Section 3.2 of the Agreement, the Board of Trustees of the Trust voted by action of written consent dated September 1, 2006 to ratify the filing of the Proxy with the Securities and Exchange Commission on July 21, 2006; and

      WHEREAS, pursuant to Article III, Section 3.2 of the Agreement, the Board of Trustees of the Trust voted by action of written consent dated September 1, 2006 to change the name of the Fund, from the Julius Baer Global High Yield Bond Fund to the Julius Baer Global High Income Fund, contingent upon shareholder approval of the proposal contained in the Proxy; and

      WHEREAS, the proposal contained in the Proxy was approved by the required vote on September 15, 2006.

      NOW, THEREFORE, the undersigned, the Assistant Secretary of the Trust, hereby declares that, effective as of September 15, 2006, the Agreement is amended as follows:

      The name of the Fund previously established and designated pursuant to the Agreement is amended as set forth below:

      Name Prior to Amendment                    Name as Amended
---------------------------------------------    -----------------------------------
      Julius Baer Global High Yield Bond Fund    Julius Baer Global High Income Fund

      IN WITNESS WHEREOF, the undersigned has hereby set his hand and seal as of the date set forth above.

                                                  /s/ Rainer L.C. Frost
                                                  ---------------------------
                                                  Rainer L.C. Frost
                                                  Assistant Secretary

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